Exhibit (a)(1)(Q)


                           LASALLE COVER COMPANY, LLC
                                68 HARVARD STREET
                         BROOKLINE, MASSACHUSETTS 02445

                           DEPOSITARY AGENT AGREEMENT

                                February 16, 2005

Computershare Trust Company of New York
88 Pine Street - 19th Floor
New York, New York 10005
Ladies and Gentlemen:

     LaSalle Cover Company, LLC, (the "Purchaser") hereby appoints Computershare Trust Company of New York (the "Agent") to serve as the Depositary agent in connection with the Purchaser's offer to purchase up to 3,000,000 shares of LaSalle Re Holdings Limited's Series A preferred stock, $1.00 par value (the "Shares"), at $1.17 per Share net to Purchaser in cash, upon the terms and conditions set forth in the Purchaser's Amended and Restated Offer to Purchase dated January 21, 2005 (the "Offer to Purchase") and in the related Amended and Restated Letter of Transmittal (which shall include the Internal Revenue Service Form W-9)(the "Letter of Transmittal"), copies of which are attached hereto as Exhibits A and B, respectively, and which together constitute the "Offer." The expiration date for the Offer shall be Midnight (New York City Time) on February 18, 2005, unless the Purchaser extends the period of time for which the Offer is open, in which event the expiration date shall mean the latest time and date at which the Offer, as extended by the Purchaser, shall expire (the "Expiration Date").

     In agreeing to serve as the Agent, you acknowledge that your authority and actions shall be governed by the terms of this Agreement. In discharging your duties, you and the Purchaser shall proceed as follows:

     Section 1. Definitions. (a) Whenever used in this Agreement, the following words and phrases shall have the following meanings:

          (i) "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming part of a Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office;
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          (ii) "Business Day" means any day except a Saturday, Sunday, Federal
               Reserve Bank holiday or New York Stock Exchange holiday. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the relevant party's principal place of business;

          (iii) "Confirmation" means a confirmation of book-entry transfer of Shares into your account at The Depository Trust Company (the "Book-Entry Transfer Facility"), which shall be established and maintained by you;

          (iv) "Eligible Institution" means a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and which is a member in good standing in the Security Transfer Agent Medallion Signature Program; and

          (v) "Notice of Guaranteed Delivery" means a notice of guaranteed delivery substantially in the form attached as Exhibit C hereto or a telegram, facsimile transmission or letter substantially in such form, or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary, substantially in such form; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice;

     (b) All terms not defined in this Agreement shall have the same meaning as in the Offer.

Section 2. Tenders of Shares. (a) Tenders of Shares may be made only as set forth in Section 3 of the Offer to Purchase. The Shares shall be considered validly tendered to you only if:

          (i) you receive, prior to the Expiration Date, certificates for such Shares (or a Confirmation relating to such Shares) and a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message relating thereto; or

          (ii) you receive a Notice of Guaranteed Delivery relating to such Shares prior to the Expiration Date and certificates for such Shares (or a Confirmation relating to such Shares) and either a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message relating thereto within three (3) Business Days after the date of execution of such Notice of Guaranteed Delivery; and

          (iii) in the case of either clause (i) or (ii) above, a final determination of the adequacy of the items received, as provided under this Agreement, has been made by the Purchaser.

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     (b) Purchaser acknowledges that, in connection with the Offer, you may enter into agreements or arrangements with a Book-Entry Transfer Facility which, among other things, provide that (i) delivery of an Agent's Message will satisfy the terms of the Offer with respect to the delivery of a Letter of Transmittal,
(ii) such agreements or arrangements are enforceable against the Purchaser by the Book-Entry Transfer Facility or participants therein and (iii) you, as depositary agent, are authorized to enter into such agreements or arrangements on behalf of the Purchaser. In connection therewith, you are expressly authorized to enter into any such agreements or arrangements on behalf of the Purchaser and to make any necessary representations or warranties in connection therewith, and any such agreements or arrangements shall be enforceable against the Purchaser.

     Section 3. Procedures for Defective Tenders. (a) You are authorized and directed to examine any certificate representing Shares, Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or Agent's Message and any other document required by the Letter of Transmittal received by you to determine whether you believe any tender may be defective. In the event you conclude that any Letter of Transmittal, Notice of Guaranteed Delivery, Agent's Message or other document has been improperly completed, executed or transmitted, any of the certificates for Shares is not in proper form for transfer (as required by the aforesaid instructions) or if some other irregularity in connection with the tender of Shares exists, you are authorized to advise the tendering stockholder, or transmitting Book-Entry Transfer Facility, as the case may be, of the existence of the irregularity, but you are not authorized to accept any tender of fractional Shares, any tender not in accordance with the terms and subject to the conditions set forth in the Offer, or any other tender which you deem to be defective, unless you shall have received from the Purchaser the Letter of Transmittal which was surrendered (or if the tender was made by means of a Confirmation containing an Agent's Message, a written notice), duly dated and signed by an authorized officer of the Purchaser, indicating that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by the Purchaser.

     (b) Promptly upon your concluding that any tender is defective, you shall, after consultation with and on the written instructions of the Purchaser, use reasonable efforts in accordance with your regular procedures to notify the person tendering such Shares, or Book-Entry Transfer Facility transmitting the Agent's Message, as the case may be, of such determination and, when necessary, return the certificates involved to such person in the manner described in
Section 10 hereof. The Purchaser shall have full discretion to determine whether any tender is complete and proper and shall have the absolute right to reject any or all tenders of any particular Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for the Purchaser, be unlawful; it being specifically agreed that you shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. The interpretation by the Purchaser of the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent's Message (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

     (c) All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as

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to the proper form for transfer of any certificate of Shares, shall be resolved by the Purchaser, whose determination shall be final and binding. The Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions.

     Section 4. Notice of Withdrawal. You are authorized and directed to return to any person tendering Shares, in the manner described under this Agreement, any certificates representing Shares tendered by such person but duly withdrawn pursuant to the Offer to Purchase. To be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be received by you within the time period specified for withdrawal in the Offer to Purchase at your address set forth on the back-page of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if the certificates representing such Shares have been delivered or otherwise identified to you, the name of the registered holder(s) of such Shares as set forth in such certificates. If the certificates have been delivered to you, then prior to the release of such certificates the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. You are authorized and directed to examine any notice of withdrawal to determine whether you believe any such notice is defective. In the event you conclude that any such notice may be defective you shall, after consultation with and on the instructions of the Purchaser, use reasonable efforts in accordance with your regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination shall be final and binding. Any Shares so withdrawn shall no longer be considered to be properly tendered unless such Shares are re-tendered prior to the Expiration Date pursuant to the Offer to Purchase.

     Section 5. Change in Offer. Any amendment to or extension of the Offer, as the Purchaser shall from time to time determine, shall be effective when made, provided that Purchaser gives you oral notice prior to the time the Offer would otherwise have expired, which notice shall be promptly confirmed by the Purchaser in writing. You may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Offer shall be terminated as permitted by the terms thereof, the Purchaser shall promptly notify you of such termination. If such termination shall occur, all Shares tendered to you prior to the time of such termination (except such of the Shares as shall have been paid for by the Purchaser prior to the effectiveness of such termination) and all items then or thereafter in your possession which relate to such Shares shall be returned promptly to, or upon the order of, the respective holders of such Shares.

     Section 6. Report of Tender Activity. As Agent hereunder, you shall report the following tender activity:

     (a) At 11:00 a.m., New York City time, or as promptly as practicable thereafter, on each Business Day or more frequently if reasonably requested as to major tally figures, you shall advise each of the parties named below by telephone as to, based upon your preliminary review (and at all

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times subject to final determination by Purchaser), as of the close of business on the preceding day or the most recent practicable time prior to such request, as the case may be: (i) the number of Shares duly tendered on such day; (ii) the number of Shares duly tendered represented by certificates physically held by you on such day; (iii) the number of Shares represented by Notices of Guaranteed Delivery on such day; (iv) the number of Shares withdrawn on such day; and (v) the cumulative totals of Shares in categories (i) through (iv) above through 12:00 noon, New York City time, on such day:

                          Seth W. Hamot
                          c/o Roark, Rearden & Hamot, LLC.
                          68 Harvard Street
                          Brookline, MA  02445
                          shamot@rrhcapmgmt.com
                          Tel No. (617) 264-2844
                          Fax No. (617) 264-2864

                                       and

                          Andrew R. Siegel
                          c/o White Bay Capital Management LLC
                          100 Park Avenue
                          16th Floor
                          New York, New York 10017
                          sas@nyc.rr.com
                          Tel. No. (917) 517-7650
                          Fax No. (212) 684-2882

     (b) You shall also furnish to each of the above named persons a written report confirming the above information which has been communicated orally on the day following such oral communication. You shall furnish to the Information Agent (as defined in the Offer to Purchase) and the Purchaser, with reasonable promptness, such reasonable information, to the extent such information has been furnished to you, relating to the tendering stockholders as may be requested from time to time.

     (c) You shall furnish to the Purchaser, upon request, master lists of Shares tendered for purchase, including an A-to-Z list of the tendering stockholders.

     (d) You are also authorized and directed to provide the persons listed above or any other persons approved by the Purchaser with such other information relating to the Shares, Offer to Purchase, Letters of Transmittal, Agent's Messages or Notices of Guaranteed Delivery as the Purchaser may reasonably request from time to time.

     (e) You shall not provide persons other than those mentioned in (or designated in accordance with the provisions of) paragraphs (a), (b) and (c) above with any information not contained in the Offer to Purchase and the Letter of Transmittal. In no event shall you make any recommendation, either directly or indirectly regarding the advisability of tendering Shares pursuant to the Offer. If you receive requests for copies of the Offer to Purchase, Letter of Transmittal, or other tender offer

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materials, you shall advise persons making such requests that copies of such documents can be obtained from the Information Agent at the address set forth on the back cover of the Offer to Purchase.

     (f) You shall provide to the Purchaser, and such other persons as it may designate, with access to your offices and to those persons on your staff who are responsible for receiving tenders in order to ensure that, immediately prior to any Expiration Date, the Purchaser shall have received sufficient information to enable it to decide whether to extend the Offer.

     Section 7. Storage. All Letters of Transmittal, Notices of Guaranteed Delivery, Agent's Messages, telegrams, telexes, facsimile transmissions, notices and letters submitted to you pursuant to the Offer shall be stamped by you to indicate the date and time of the receipt thereof and these documents, or copies thereof, shall be preserved by you for a reasonable time not to exceed one year or the term of this Agreement, whichever is longer, and thereafter shall be delivered by you to the Purchaser. Thereafter, any inquiries relating to or requests for any of the foregoing shall be directed solely to the Purchaser.

     Section 8. Delivery. If, under the terms and conditions set forth in the Offer to Purchase, the Purchaser becomes obligated to accept and pay for Shares tendered, upon instruction by the Purchaser and as promptly as practicable, but no later than three (3) Business Days after the latest of: (i) the Expiration of the period for the delivery of Notices of Guaranteed Delivery pursuant to the Offer to Purchase; and (ii) the physical receipt by you of a certificate or certificates representing tendered Shares (in proper form for transfer by delivery), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a Confirmation including an Agent's Message and any other documents required by the Letter of Transmittal; and (iii) the deposit by the Purchaser with you of sufficient federal or other immediately available funds to pay, subject to the terms and conditions of the Offer, all stockholders for whom checks representing payment for Shares are to be drawn, less any adjustments required by the terms of the Offer, and all applicable tax withholdings, you shall deliver or cause to be delivered to the tendering stockholders and designated payees, consistent with this Agreement and the Letter of Transmittal, official bank checks of the Depositary, in the amount of the applicable purchase price specified in the Offer (less any applicable tax withholdings) for the Shares theretofore properly tendered and purchased under the terms and conditions of the Offer. The Purchaser will also deposit with you on your request federal or other immediately available funds in an amount equal to the total stock transfer taxes or other governmental charges, if any, payable in respect of the transfer or issuance to the Purchaser or its nominee or nominees of all Shares so purchased. Upon request by the Purchaser you will apply to the proper authorities for the refund of money paid on account of such transfer taxes or other governmental charges. On receipt of such refund, you will promptly pay over to the Purchaser all money refunded.

     Section 9. Tax Reporting. As Agent hereunder, the following shall apply:

     (a) On or before January 31st of the year following the year in which the Purchaser accepts Shares for payment, you will prepare and mail to each tendering stockholder whose Shares were accepted, other than foreign stockholders, a Form 1099-B, as instructed in writing by the Purchaser, in accordance with Treasury Regulations. If the Purchaser provides you with a letter to be sent to tendering stockholders explaining the possible tax consequences of the tender of Shares, you

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shall include a copy of such letter with the Forms 1099-B sent to each stockholder. You will also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service in accordance with Treasury Regulations on or before February 28th of the year following the year in which Shares are accepted for payment.

     (b) You will deduct and withhold the applicable backup withholding tax from the purchase price payable with respect to Shares purchased from any stockholder, other than a foreign stockholder associated with a valid Form W-8BEN or other documentation acceptable to Purchaser, who has not properly provided you with his taxpayer identification number, in accordance with Treasury Regulations.

     Section 10. Return of Shares. If, pursuant to the terms and conditions of the Offer, the Purchaser notifies you that it will not accept certain of the Shares tendered or purported to be tendered or a stockholder withdraws any tendered Shares, you shall promptly return the deposited certificates for such Shares, together with any other documents received, to the persons who deposited the same, without expense to such person. Certificates for such unpurchased Shares shall be forwarded by you at your option by: (i) first class mail under a blanket surety bond protecting you and the Purchaser from loss or liabilities arising out of the non-receipt or non-delivery of such Shares; or (ii) registered mail insured separately for the value of such Shares. If any such Shares were tendered or purported to be tendered by means of a Confirmation containing an Agent's Message, you shall notify the Book-Entry Transfer Facility that transmitted said Confirmation of the Purchaser's decision not to accept the Shares.

     Section 11. Request to Transfer Agent. At such time as you shall be notified by the Purchaser, you shall request the transfer agent for the Shares to effect the transfer of all Shares held of record by Cede & Co. or other Nominee that are purchased pursuant to the Offer and to issue certificates for such Shares so transferred, in accordance with written instructions from the Purchaser, and upon your receipt thereof notify the Purchaser. The Purchaser shall be solely responsible for arranging delivery of the certificate(s).

     For Non-Street Name Shares tendered, you are hereby instructed to deliver such shares directly to the Purchaser without cancellation of such shares by the transfer agent.

     Section 12. Authority to Cooperate. You shall take all reasonable action with respect to the Offer as may from time to time be requested by the Purchaser, or the Information Agent. You are authorized to cooperate with and furnish information to the Information Agent, any of its representatives or any other organization (or its representatives) designated from time to time by the Purchaser, in any manner reasonably requested by any of them in connection with the Offer and tenders thereunder.

     Section 13. Authorized Persons. The attached Exhibit D sets forth a list of the names and specimen signatures of the persons authorized to act for the Purchaser under this Agreement. The Secretary of the Purchaser shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Purchaser under this Agreement.

     Section 14. Compensation of Agent. For your services as Agent hereunder, you shall be entitled to compensation in accordance with the fee schedule as described in Exhibit E. Purchaser

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will also reimburse you for your reasonably incurred out-of-pocket expenses
(including, but not limited to, reasonable counsel fees) in connection with your services hereunder (but not in connection with your execution or delivery of this Agreement). In the event Purchaser does not make payment in full within fifteen (15) days of the date of notice of its failure to pay an invoice (which notice may be given at any time from and after thirty (30) days after the date of such invoice), you may assess and Purchaser shall pay interest at the lower of the highest legal rate or 1.5% per month (18% per annum) on the outstanding balance of the fees.

     Section 15. Duties of Agent. As Agent hereunder, you:

     (a) shall have no duties or obligations other than those specifically set forth in this Agreement or as may be subsequently agreed to in writing by you and Purchaser and no implied duties or obligations shall be read into this Agreement against you;

     (b) shall not be regarded as making any representation as to, and shall have no responsibility for, the legality, validity, sufficiency, value or genuineness of any certificates for Shares;

     (c) shall not take any legal action hereunder for which you will seek reimbursement for costs and expenses from Purchaser without, in each case, Purchaser's prior written consent;

     (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telex, telegram or other document or security delivered to you and reasonably believed by you acting in good faith to be genuine and to have been signed by the proper party or parties;

     (e) may rely on and shall be protected in acting in reliance upon the written instructions of any person designated by Purchaser with respect to any matter relating to your actions as Agent hereunder;

     (f) may consult with counsel satisfactory to you and reasonably acceptable to Purchaser and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel;

     (g) shall have no obligation to make any payment as the Agent unless Purchaser has provided the entire consideration to make such payments;

     (h) shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from a Book-Entry Transfer Facility, or for the actions of any other person in connection with any such message of communication;

     (i) shall not be liable or responsible for Purchaser's failure to comply with any of its obligations relating to the Offer, including without limitation, any obligation arising under state or federal law; and

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     (j) shall not be liable for any action taken or omitted to be taken in connection with this Agreement, except that you shall be liable for direct losses arising out of your gross negligence, willful misconduct or bad faith. Agent's liability shall be limited to three (3) times the amount of fees paid by the Purchaser to Agent in the preceding twelve (12) months for the services contemplated by this Agreement, it being understood that such services could not be provided to the Purchaser by Agent at the prices set forth herein without the foregoing liability limitation. Under no circumstances shall Agent be liable for any special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if Agent has been advised of the possibility of such loss or damage.

     Section 16. Indemnification. Purchaser agrees to defend, indemnify and hold harmless Agent and its affiliates and each of their directors, officers, employees, attorneys and agents (collectively, the "Indemnified Parties"), from and against all demands, claims, liabilities, losses, damages, settlements, awards, judgments, fines, penalties, costs or expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") incurred by Agent as a result of or relating to Agent's provision of services under this Agreement; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability to the extent finally determined by a court of competent jurisdiction that such Losses have resulted directly from the gross negligence, willful misconduct or bad faith of such Indemnified Party.

     Section 17 Confidentiality.

     (a) This Agreement and all information contained in this Agreement is confidential and proprietary in nature. The Purchaser and the Agent agree that none of its respective directors, officers, employees, or agents will divulge, furnish, or make accessible to any third party (except Purchaser's or Agent's attorneys, accountants, advisors, affiliates or regulators) any part of this Agreement or any portion of the information contained in this Agreement without the prior written consent of the other party.

     (b) In the event that either party receives a request or becomes legally compelled to disclose any confidential information belonging to the other party (whether by oral questions, interrogatories, requests for information or documents, subpoena or similar process), recipient will provide the other party with prompt notice so that it may seek a protective order or other appropriate relief and/or waive the right to demand compliance with the provisions of this Agreement. In the event that the party who owns the confidential information waives the right to demand compliance, or is denied a protective order or other relief by the highest court or other tribunal of appropriate jurisdiction, recipient may disclose, without liability hereunder, only that portion of the confidential information that recipient is legally obligated to disclose.

     (c) This Section 17 shall survive the termination of this Agreement or the removal or resignation of Agent hereunder.

     Section 18. Termination of Agreement. Unless terminated earlier by the parties hereto in accordance with the provisions of this Section 18, this Agreement shall terminate upon the later of (a) the Expiration Date, as the same may be extended by Purchaser as provided in the Offer to Purchase, or (b) the date when you have completed performance of all services contemplated under this Agreement. Upon any termination of this Agreement, you shall promptly deliver to Purchaser any

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certificates, funds or other property, including, without limitation, any unpaid consideration, then held by you. After such time, any party entitled to such certificates, funds or property shall look solely to Purchaser or to its appointed agents and all of your liability with respect thereto shall cease.

     1. Upon providing written notice, either party may immediately terminate this Agreement upon the occurrence of any of the following: (a) any breach of any material provision of this Agreement and, where the breach is capable of remedy, failure to remedy the breach within 30 days after receiving written notice of such breach; (b) any breach of any material provision of this Agreement that is not capable of remedy; (c) any party: (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it; (ii) makes any assignment or general arrangement for the benefit of creditors; or
(iii) has a liquidator, administrator, receive, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or (d) any failure to make, when due, any payment required to be made under this Agreement if such failure is not remedied within twenty (20) Business Days after written notice.

     2. Notwithstanding the foregoing, Agent may, upon providing written notice, immediately resign as agent hereunder and discontinue the provision of the services that it is to provide pursuant to this Agreement if Agent reasonably believes, acting in good faith, that providing such services as contemplated by this Agreement would be likely to expose it to legal, regulatory or financial liability; but such resignation shall not relieve it of any liability to Purchaser resulting therefrom nor of any liability for its acts or omissions under this Agreement prior to such resignation.

     Section 19. Force Majeure. Neither party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in performance or observance of any provision contained herein by reason of act of God, riots, acts of war, acts of terrorism, epidemics, unavoidable governmental action or judicial order, earthquakes, or other similar cause beyond the party's reasonable control (including, but not limited to, mechanical, electronic or communications interruptions, disruptions or failures).

     Section 20. Notices. Any notice or document required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party's address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party's address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

     If to Purchaser:         c/o Roark, Rearden & Hamot, LLC
                              68 Harvard Street
                              Brookline, MA  02445
                              Fax No. (617) 264-2864

                                   and

                              c/o White Bay Capital Management LLC
                              100 Park Avenue

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                              16th Floor
                              New York, New York 10017
                              Fax No. (212) 684-2882

     If to Agent:             Computershare Trust Company of New York
                              88 Pine Street
                              New York, New York 10005
                              Attn:  Richard Campbell
                              Fax:  212-701-7691

     Section 21. Entire Agreement; Modification. This Agreement, including all exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral, between the parties. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of each party.

     Section 22. Assignment. Neither party may assign this Agreement without the prior written consent of the other party, except that either party may, without the consent of the other party, assign the Agreement to an affiliate of that party or a purchaser of all or substantially all of that party's assets used in connection with performing this Agreement. Subject to the foregoing, this Agreement and the appointment as Agent hereunder shall inure to the benefit of, and the obligations created thereby shall be binding upon, the successors and permitted assigns of the parties hereto.

     Section 23. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law principles).

     Section 24. Counterparts. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute but one and the same instrument.

     Section 25. Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 26. Status of Parties. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                            [SIGNATURES ON NEXT PAGE]

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

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy to Purchaser, whereupon this Agreement shall become binding upon all parties.


                                           Very truly yours,

                                           LASALLE COVER COMPANY, LLC


                                           By /s/ ANDREW SIEGEL
                                              -----------------------------
                                              Name:  Andrew Siegel
                                              Title: Manager

ACCEPTED AND AGREED to as of the date shown above:

COMPUTERSHARE TRUST COMPANY OF
    NEW YORK, as Depositary Agent



By /s/ TERENCE KIVLEHAN
   --------------------------
Name:  Terence Kivlehan
Title: Vice President

                                    Exhibit A

                                Offer to Purchase

                                    Exhibit B

                              Letter of Transmittal

                                    Exhibit C

                          Notice of Guaranteed Delivery

                                    Exhibit D

                             Authorized Signatories


Seth W. Hamot                             /s/ SETH W. HAMOT
                                          --------------------------------


Andrew R. Siegel                          /s/ ANDREW SIEGEL
                                          --------------------------------

                                    Exhibit E

                     COMPUTERSHARE TRUST COMPANY OF NEW YORK
                                Schedule of Fees
                                       as
                                   Depositary




I.       Acceptance Fee (this fee includes the preparation
         of Agent's standard daily report)                            $7,500.00

II.      Examining Letters of Transmittal and accompanying
         securities, each                                                $12.00

III.     Items requiring additional handling (legal items,               $12.00
         option items, correspondence items, partial tenders, window items, and items not providing a taxpayer identification number), each

IV.      Guarantee items and Withdrawal items, each                      $12.00

V.       Preparing and filing Form 1099B with tendering
         stockholder and appropriate government agencies,
         each                                                              1.00

VI.      Backup withholding of purchase price as tax, where
         applicable, each                                                Waived

VII.     Calculating pro-rata items, each (if applicable)                 $3.00

VIII.    Extensions of Offer, each                                    $3,000.00

IX.      Special Services                                          By Appraisal

X.       Out-of-pocket expenses, including overtime and
         microfilming of letters of transmittal and attached
         documentation                                               Additional

         If the aggregate amount of the fees charged as described above, exclusive of Special Services and out-of-pocket expenses, is less than $8,000.00, such fees shall not be payable and a total fee of $8,000.00 shall be payable in lieu of such fees.
         NOTE: the Purchaser has already paid $8,000.00 to Georgeson Shareholder Communications, Inc. and the Agent shall credit Purchaser with that payment as a payment pursuant to this Agreement.



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